                                                                   EXHIBIT 11.1

                               AMERICREDIT CORP.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (dollars in thousands, except per share amounts)

                                          Three Months Ended
                                             September 30,
                                    -----------------------------
                                       1998               1997
                                       ----               ----
Weighted average shares
  outstanding                       62,339,479         58,959,096

Incremental shares
  resulting from assumed
  exercise of stock options          4,629,212          5,024,820
                                    ----------         ----------

Weighted average shares and
  assumed incremental shares        66,968,691         63,983,916
                                    ----------         ----------
                                    ----------         ----------

NET INCOME                             $15,482            $10,230
                                    ----------         ----------
                                    ----------         ----------
EARNINGS PER SHARE:

  Basic                                $   .25            $   .17
                                    ----------         ----------
                                    ----------         ----------

  Diluted                              $   .23            $   .16
                                    ----------         ----------
                                    ----------         ----------

Basic earnings per share have been computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares.


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